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CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of Triangle Bancorp, Inc. on Forms S-8 (File Nos. 33-82020, 33-82022, 333-17511,
333-23131,  333-30091,  333-40931,  333-51553 and 333-53521) of our report dated
June 16, 1998, on our audits of the supplemental consolidated financial statements of Triangle Bancorp, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in this Current Report on Form 8-K.



/S/ Coopers & Lybrand L.L.P.

Raleigh, North Carolina
June 16, 1998